Registration No. 333-181424

As filed with the Securities and Exchange Commission on July 31, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oconee Federal Financial Corp.
(Exact name of registrant as specified in its charter)
Federal	32-0330122
(State or other jurisdiction of incorporation or organization) 201 East North Second Street Seneca, South Carolina (Address of Principal Executive Offices)	I.R.S. Employer Identification No. 29678 (Zip Code)

Oconee Federal Financial Corp. 2012 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

Ms. Curtis T. Evatt

President and Chief Executive Officer

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina 29678

(864) 882-2765

(Name, Address and Telephone Number of Agent for Service)

Ned Quint, Esq. Kip Weissman, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, Suite 780 Washington, D.C. 20015 (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (“Registration Statement”) filed with the Securities and Exchange Commission on May 15, 2012 by Oconee Federal Financial Corp., a Federal corporation (the “Registrant”).

Registration Statement on Form S-8, File No. 333-181424, registering 435,472 shares of Oconee Federal Financial Corp. common stock, par value $0.01 per share, and 311,052 stock options, all for issuance under the Oconee Federal Financial Corp. 2012 Equity Incentive Plan.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seneca, State of South Carolina, on this 31st day of July, 2023.

OCONEE FEDERAL FINANCIAL CORP.

By:	/s/ Curtis T. Evatt
Curtis T. Evatt
President and Chief Executive Officer
(Duly Authorized Representative)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.